EXHIBIT 10.13

                        INTERCORPORATE SERVICES AGREEMENT



      This INTERCORPORATE SERVICES AGREEMENT (the "AGREEMENT"), effective as of January 1, 1998, amends and supersedes that certain Intercorporate Services Agreement effective as of January 1, 1997 between NL INDUSTRIES, INC., a New Jersey corporation ("NL"), and COMPX INTERNATIONAL INC., a Delaware corporation ("RECIPIENT").

                                    RECITALS

      A. NL provides Recipient certain occupancy and related office services (the "OCCUPANCY AND RELATED OFFICE SERVICES"), which services include, without limitation, office space that Recipient's personnel currently occupy at NL's corporate offices at Two Greenspoint Plaza, 16825 Northchase Drive, Suite 1200, Houston, Texas and mail, telecommunication, computer support, copying and other reasonable office services related to such occupancy.

      B. The terms of this Agreement are no less favorable to Recipient than could otherwise be obtained from a third party for comparable services.

      C. Recipient desires to continue receiving the Occupancy and Related Office Services presently provided by NL and affiliates of NL and NL is willing to continue to provide such services under the terms of this Agreement.

                                    AGREEMENT

      For and in consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows:

      SECTION 1. SERVICES TO BE PROVIDED. NL agrees to make available to Recipient the following services (the "SERVICES") to be rendered by the internal staff of NL and affiliates of NL:

            (a)   the Occupancy and Related Office Services; and

            (b) such other services as may be requested by Recipient or deemed necessary and proper from time to time.

      SECTION 2. MISCELLANEOUS SERVICES. It is the intent of the parties hereto that NL provide only the Services requested by Recipient in connection with routine administrative functions related to the ongoing operations of Recipient and not with respect to special projects, including corporate investments, acquisitions and divestitures. The parties hereto contemplate that the Services rendered in connection with the conduct of Recipient's business will be on a scale compared to that existing on the effective date of this Agreement but not for major corporate acquisitions or divestitures, and that adjustments may be required to the terms of this Agreement in the event of such major corporate acquisitions, divestitures or special projects. Recipient will continue to bear all other costs required for outside services, and it is expressly understood that NL assumes no liability for any expenses or services other than those stated in SECTION 1. In addition to the fee paid to NL by Recipient for the Services provided pursuant to this Agreement, Recipient will pay to NL the amount of out-of-pocket costs incurred by NL in rendering such Services.


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      SECTION 3. FEE FOR  SERVICES..  Recipient  agrees to pay to NL  $10,937.50 quarterly, commencing as of January 1, 1998, pursuant to this Agreement.

      SECTION 4. ORIGINAL TERM. Subject to the provisions of SECTION 5 hereof, the original term of this Agreement shall be from January 1, 1998 to December 31, 1998.

      SECTION 5. EXTENSIONS. This Agreement shall be extended on a quarter-to-quarter basis after the expiration of its original term unless written notification is given by NL or Recipient thirty (30) days in advance of the first day of each successive quarter or unless it is superseded by a subsequent written agreement of the parties hereto.

      SECTION 6. LIMITATION OF LIABILITY. In providing its Services hereunder, NL shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither NL nor any officer, director, employee or agent of NL or its affiliates shall be liable to Recipient for any error of judgment or mistake of law or for any loss incurred by Recipient in connection with the matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of NL.

      SECTION 7. INDEMNIFICATION OF NL BY RECIPIENT.. Recipient shall indemnify and hold harmless NL, its affiliates and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which such party may become subject to arising out of the Services provided by NL to Recipient hereunder, PROVIDED that such indemnity shall not protect any person against any liability to which such person would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence on the part of such person.

      SECTION 8. FURTHER ASSURANCES. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

      SECTION 9. NOTICES. All communications hereunder shall be in writing and shall be addressed, if intended for NL, to Two Greenspoint Plaza, 16825 Northchase Drive, Suite 1200, Houston, Texas 77060, Attention: President, or such other address as it shall have furnished to Recipient in writing, and if intended for Recipient, to Two Greenspoint Plaza, 16825 Northchase Drive, Suite 1200, Houston, Texas 77060, Attention: Chairman of the Board, or such other address as it shall have furnished to NL in writing.

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      SECTION 10.  AMENDMENT AND  MODIFICATION.  Neither this  Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto.

      SECTION 11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of NL and Recipient and their respective successors and assigns, except that neither party may assign its rights under this Agreement without the prior written consent of the other party.

      SECTION 12. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                       NL INDUSTRIES, INC.



                                       By:
                                            J. LANDIS MARTIN
                                            PRESIDENT   AND  CHIEF   EXECUTIVE
                                            OFFICER


                                       COMPX INTERNATIONAL INC.



                                       By:
                                            JOSEPH S. COMPOFELICE
                                            CHAIRMAN  OF THE  BOARD  AND CHIEF
                                            EXECUTIVE OFFICER